Exhibit 99.1

LEAPFROG REPORTS SECOND QUARTER 2010 NET SALES UP 26%

Raises Lower-End of 2010 Net Sales Guidance Range; Expects Strong Profitability in 2010

EMERYVILLE, California—July 26, 2010—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the second quarter ended June 30, 2010.

Highlights of second quarter 2010 results compared to second quarter 2009 results:

•	Net sales were $62.4 million, up 26%.

•	Loss from operations was $12.2 million, a 33% improvement.

•

Net loss per share was $0.20, an increase of $0.01 per share. Excluding the impact of a $6 million one-time tax benefit in the second quarter of 2009, or $0.10 per share, net loss per share would have improved by $0.09 per share year over year.

•	Retail point-of-sale, or POS, dollars[1] were up 5% in the U.S. for the 26-weeks ended July 3, 2010 compared to the 26-weeks ended July 4, 2009.

“We exited last year with a lot of momentum that is continuing into 2010. Our performance in the first half of 2010 was strong. Net sales increased 32%, POS was up 5%, operating expenses declined, and we improved our loss from operations by $10 million,” said Bill Chiasson, Chief Executive Officer and President. “Importantly too, we just launched Leapster Explorer – our new mobile learning platform – as well as eleven new learning toys and fresh innovative content, all of which are now starting to hit store shelves.”

“LeapFrog is poised for strong earnings and cash flow performance. We continue to expect strong sales growth and profitability in 2010 driven by the strength of our portfolio of products including newly launched products, increased advertising investment, greater retail presence, and lower operating expenses, which are expected to decline more than $100 million below their peak. We also expect to benefit from direct and personalized marketing through our Learning Path ecosystem, which now has 3.5 million connected customers – more than a threefold increase compared to a year ago,” continued Mr. Chiasson.

Second Quarter 2010 Financial Overview

Net sales for the quarter were $62.4 million, up 26% compared to $49.4 million for the same quarter a year ago. Net sales growth was primarily driven by sales of Leapster Explorer and the Scout line of toys as well as by broader retail distribution with strategic and online retail partners.

[1]	Please see Retail Point-of-Sale Dollars below for an explanation of this operating metric.

LeapFrog Enterprises, Inc.

Net sales from the United States segment for the quarter were $48.7 million, up 26% compared to $38.8 million a year ago. Net sales from the international segment were $13.7 million for the quarter, up 29% compared to $10.6 million a year ago, and were unaffected by changes in foreign currency exchange rates.

Loss from operations for the quarter was $12.2 million, an improvement of $6.0 million compared to $18.2 million a year ago.

Financial Outlook

“Our second quarter results demonstrated strong sales growth and disciplined expense control. Net sales increased 26% and operating expenses declined by $2 million,” said Mark Etnyre, Chief Financial Officer. “We expect continued sales growth and to achieve profitability in the third and fourth quarters of 2010 as a result of our strong and strategic product portfolio, increased retail presence, the Learning Path-connected strategy, and a lower cost structure.”

“In the third quarter of 2010, we expect net sales to increase 15% to 20% compared to the third quarter of 2009, even as retailers continue to take a conservative posture regarding orders. We also expect a slightly lower gross margin in the third quarter of 2010 compared to the third quarter of 2009 in part due to strong shipments of the Leapster Explorer hardware platform. In the fourth quarter and beyond, we expect gross margin to benefit from a higher mix of software sales, including Leapster Explorer software, as software sales typically lag hardware introduction,” continued Mr. Etnyre. “We are also raising the lower-end of our 2010 net sales guidance range given our improved visibility. We previously guided to 10% to 20% net sales growth and are now guiding to 15% to 20% net sales growth for the year.”

For the third quarter of 2010, we expect:

•	Net sales to increase 15% to 20% compared to the third quarter of 2009;

•	Gross margin to be between 40% and 42%; and

•	Net income per share to be between $0.12 and $0.18 compared to $0.11 in the third quarter of 2009.

For the full year 2010, we expect:

•	Net sales to increase 15% to 20% compared to 2009;

•	Gross margin to be between 41% and 43%;

•	Significant operating expense leverage; and

•	Net income per share to be between $0.20 and $0.30 compared to a net loss per share of $0.04 in 2009.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss second quarter 2010 financial results on July 26, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request conference ID 89089002. A replay of the call will be available for one month. To access the replay, please dial (706) 645-9291 and use conference ID 89089002.

LeapFrog Enterprises, Inc.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale, or POS, dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data is provided to LeapFrog by retailers and also includes sales through online retailers and our online retail store at LeapFrog.com. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts. Results for retail point-of-sale dollars are for the 26-weeks ended July 3, 2010 and the 26-weeks ended July 4, 2009.

Use of Non-GAAP Financial Information

The financial tables attached to this release include a table that presents non-GAAP financial measures, including adjusted EBITDA, non-GAAP net loss and non-GAAP net loss per share. Such table includes a reconciliation of the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States. Our non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the SEC and not to rely on any single financial measure to evaluate our business.

We believe that our non-GAAP financial measures provide useful information to investors because they allow investors to view our financial performance using measures that we use internally to assess our business. We believe that our non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that we exclude as we monitor our financial results and assess the performance of the business.

Adjusted EBITDA

EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation. Management believes that adjusted EBITDA is an appropriate measure for evaluating our operating performance because it represents a measure of the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic investments.

We have included adjusted EBITDA in the attached financial tables as well as a reconciliation of adjusted EBITDA to GAAP net loss. Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP.

LeapFrog Enterprises, Inc.

Non-GAAP Net Loss and Non-GAAP Net Loss Per Share

Non-GAAP net loss represents net loss plus stock-based compensation expense. Non-GAAP net loss per share uses the foregoing non-GAAP net loss, divided by the weighted average number of shares used to calculate GAAP net loss per share. Management believes that non-GAAP net loss and non-GAAP net loss per share are an appropriate measure for evaluating our operating performance.

We have included non-GAAP net loss and non-GAAP net loss per share in the attached financial tables as well as a reconciliation of non-GAAP net loss and non-GAAP net loss per share to the most directly comparable GAAP measures: net loss and net loss per share. Non-GAAP net loss and non-GAAP net loss per share should be considered in addition to, not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in four languages at major retailers in more than 44 countries around the world and in more than 100,000 classrooms across the United States. NOTE: LEAPFROG, the LeapFrog logo, TAG, and LEAPSTER are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, including statements regarding: anticipated financial results (including anticipated sales growth, profitability, earnings, net income, cash flows, gross margins, operating expenses, POS dollars, sales of newly launched products, advertising levels, product awareness, market share, retail distribution, and the efficiency of our operating structure) and regarding anticipated increases in advertising investment, retail presence, sales of new products, software and downloadable content sales, and the effectiveness of our Learning Path strategy. These forward-looking statements involve risks and uncertainties, including risks related to highly changeable consumer preferences and toy trends and the effect of such uncertainty on our ability to achieve anticipated sales levels, particularly with respect to newly-launched products, the overall economic environment and its effect on retail business, the potential for any decline in the economy to occur in our third or fourth quarters or, in particular, during the holiday season, when most of our sales for the year occur, consumer sentiment and trends relating to children’s products and their effect on retailer buying behavior, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These and other risks and uncertainties detailed from time to time in our SEC filings, including our 2009 annual report on Form 10-K filed on February 22, 2010 and our Form 10-Q filed on May 4,

LeapFrog Enterprises, Inc.

2010, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information

Investors:

Karen Sansot

Investor Relations

(510) 420-4803

Media:

Erin Nelson

Media Relations

(510) 596-3437

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$62,413	$49,412	$104,819	$79,291
Cost of sales	39,666	30,671	69,640	52,464

Gross profit	22,747	18,741	35,179	26,827

Operating expenses:
Selling, general and administrative	17,737	20,459	38,858	40,398
Research and development	9,361	9,540	17,957	19,513
Advertising	4,710	4,333	8,054	6,501
Depreciation and amortization	3,118	2,637	5,544	5,537

Total operating expenses	34,926	36,969	70,413	71,949

Loss from operations	(12,179)	(18,228)	(35,234)	(45,122)

Other income (expense):
Interest income	54	166	114	348
Interest expense	(22)	(1)	(25)	(27)
Other expense, net	(654)	(335)	(1,384)	(768)

Total other expense	(622)	(170)	(1,295)	(447)

Loss before income taxes	(12,801)	(18,398)	(36,529)	(45,569)
Benefit from income taxes	(220)	(6,181)	(390)	(6,231)

Net loss	$(12,581)	$(12,217)	$(36,139)	$(39,338)

Net loss per share:
Class A and B – basic and diluted	$(0.20)	$(0.19)	$(0.56)	$(0.62)

Weighted average shares outstanding:
Class A and B – basic and diluted	64,303	63,920	64,189	63,833

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating activities:
Net loss	$(12,581)	$(12,217)	$(36,139)	$(39,338)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,094	4,936	9,434	10,172
Unrealized foreign exchange (gain) loss	106	(249)	256	(1,568)
Deferred income taxes	141	(2)	61	126
Stock-based compensation expense	449	2,568	2,907	5,572
Allowance for doubtful accounts	99	(639)	330	(1,449)

Other changes in operating assets and liabilities:
Accounts receivable, net	(17,743)	(26,193)	89,265	58,937
Inventories	(11,213)	(4,216)	(18,574)	(5,507)
Prepaid expenses and other current assets	182	717	(2,896)	238
Other assets	283	102	1,041	206
Accounts payable	10,497	11,855	(19,943)	(24,758)
Accrued liabilities and deferred revenue	(2,383)	(1,570)	(18,500)	(18,236)
Long-term liabilities	(286)	(6,453)	68	(6,329)
Income taxes payable	277	(157)	297	(364)
Other	(77)	868	(253)	1,724

Net cash provided by (used in) operating activities	(27,156)	(30,650)	7,354	(20,575)

Investing activities:
Purchases of property and equipment	(1,923)	(1,422)	(4,363)	(2,722)
Capitalization of product costs	(1,231)	(1,282)	(3,947)	(3,512)
Purchase of other intangible assets	—	—	(5,335)	—

Net cash used in investing activities	(3,154)	(2,704)	(13,645)	(6,234)

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	387	—	833	41
Net cash paid for payroll taxes on restricted stock unit releases	(83)	(73)	(112)	(79)

Net cash provided by (used in) financing Activities	304	(73)	721	(38)

Effect of exchange rate changes on cash	(480)	937	(380)	578

Net change in cash and cash equivalents	(30,486)	(32,490)	(5,950)	(26,268)
Cash and cash equivalents, beginning of period	86,146	85,323	61,612	79,101

Cash and cash equivalents, end of period	$55,662	$52,833	$55,662	$52,833

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,		December 31, 2009
	2010	2009
			(Audited)
Assets
Current assets:
Cash and cash equivalents	$55,662	$52,833	$61,612
Accounts receivable, net of allowances for doubtful accounts of $908, $1,302 and $1,119	57,479	33,087	147,378
Inventories	46,330	64,355	28,180
Prepaid expenses and other current assets	10,185	10,730	7,378
Deferred income taxes	2,028	3,065	2,066

Total current assets	171,684	164,070	246,614

Long-term investments	3,685	5,473	3,685
Deferred income taxes	1,240	495	1,263
Property and equipment, net	14,293	16,484	14,268
Capitalized product costs, net	14,864	15,301	14,917
Intangible assets, net	26,450	22,307	22,214
Other assets	2,118	2,034	3,034

Total assets	$234,334	$226,164	$305,995

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,048	$31,931	$58,263
Accrued liabilities	21,152	26,368	39,821
Income taxes payable	539	104	242

Total current liabilities	59,739	58,403	98,326

Long-term deferred income taxes	12,794	14,686	12,745
Other long-term liabilities	2,267	3,030	2,231

Stockholders’ equity:
Class A common stock – 139,500 shares authorized; outstanding 37,234, 36,042 and 36,894	4	4	4
Class B common stock – 40,500 shares authorized; outstanding 27,141, 27,141 and 27,141	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	383,804	372,370	380,040
Accumulated other comprehensive income (loss)	(626)	(311)	158
Accumulated deficit	(223,466)	(221,836)	(187,327)

Total stockholders’ equity	159,534	150,045	192,693

Total liabilities and stockholders’ equity	$234,334	$226,164	$305,995

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Supplemental Financial Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$62,413	$49,412	$104,819	$79,291
Cost of sales (1)	39,666	30,671	69,640	52,464

Gross profit	22,747	18,741	35,179	26,827

Operating expenses: (2) (3)
Selling, general and administrative	17,737	20,459	38,858	40,398
Research and development	9,361	9,540	17,957	19,513
Advertising	4,710	4,333	8,054	6,501
Depreciation and amortization	3,118	2,637	5,544	5,537

Total operating expenses	34,926	36,969	70,413	71,949

Loss from operations	(12,179)	(18,228)	(35,234)	(45,122)

Other income (expense):
Interest income	54	166	114	348
Interest expense	(22)	(1)	(25)	(27)
Other expense, net (4)	(654)	(335)	(1,384)	(768)

Total other expense	(622)	(170)	(1,295)	(447)

Loss before income taxes	(12,801)	(18,398)	(36,529)	(45,569)
Benefit from income taxes	(220)	(6,181)	(390)	(6,231)

Net loss	$(12,581)	$(12,217)	$(36,139)	$(39,338)

(1) Includes depreciation and amortization	1,976	2,299	3,890	4,635
(2) Includes stock-based compensation as follows:
Selling, general and administrative	128	2,398	2,248	4,853
Research and development	321	171	659	719
(3) Includes severance costs as follows:
Selling, general and administrative	213	276	443	829
Research and development	101	251	284	517
(4) Includes impairment of auction rate securities	—	—	—	23

Segment data:
Net sales:
U.S. segment	48,680	38,771	81,334	61,019
International segment	13,733	10,641	23,485	18,272
Income (Loss) from operations:
U.S. segment	(12,956)	(19,529)	(34,848)	(44,777)
International segment	777	1,301	(386)	(345)

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Reconciliation of GAAP Net Loss to Adjusted EBITDA and

GAAP Net Loss to Non-GAAP Net Loss

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
EBITDA RECONCILIATION:
Net loss – GAAP	$(12,581)	$(12,217)	$(36,139)	$(39,338)
Interest expense	22	1	25	27
Benefit from income taxes	(220)	(6,181)	(390)	(6,231)
Depreciation and amortization	5,094	4,936	9,434	10,172

EBITDA – non-GAAP	(7,685)	(13,461)	(27,070)	(35,370)
Stock-based compensation	449	2,569	2,907	5,572

Adjusted EBITDA – non-GAAP	$(7,236)	$(10,892)	$(24,163)	$(29,798)

NON-GAAP NET LOSS RECONCILIATION:
Net loss – GAAP	$(12,581)	$(12,217)	$(36,139)	$(39,338)
Stock-based compensation	449	2,569	2,907	5,572

Non-GAAP net loss	$(12,132)	$(9,648)	$(33,232)	$(33,766)

Net loss – GAAP	$(12,581)	$(12,217)	$(36,139)	$(39,338)
Shares outstanding	64,303	63,920	64,189	63,833

Net loss per share – GAAP	$(0.20)	$(0.19)	$(0.56)	$(0.62)

Non-GAAP net loss	$(12,132)	$(9,648)	$(33,232)	$(33,766)
Shares outstanding	64,303	63,920	64,189	63,833

Non-GAAP net loss per share	$(0.19)	$(0.15)	$(0.52)	$(0.53)